EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name:	Jurisdiction of Formation:	Doing Business As:
Panavision GP Inc.	Delaware
Panavision International, L.P.	Delaware
Panavision International, L.P.	Delaware	Lee Filters USA
Panavision Remote Systems LLC	California
Panavision Federal Systems, LLC	Delaware
Panavision U.K. Holdings, Inc.	Delaware
PANY Rental Inc.	New York	Panavision New York
TFN Lighting Corp.	Delaware
LPPI, LLC	California
Panavision U.K LP	United Kingdom
Panavision Europe Limited	United Kingdom
Lee Lighting Limited	United Kingdom
Lee Lighting Limited	Isle of Man
Samuelson Group Limited	United Kingdom
Lee Filters Limited	United Kingdom
Camera Bellows Limited	United Kingdom
Panavision Polska z.o.o.	Poland
Camera Rentals Ireland Limited	Ireland
Panavision (1998) Limited	New Zealand
Panavision NZ Limited	New Zealand
Film Facilities Ltd.	New Zealand
Panavision Lighting NZ Limited	New Zealand
Panavision Alga Techno Eurl	France
Cinecam Sarl	France
Technovision France SAS	France
Panavision Marseille Sarl	France
Panavision Australia Pty. Limited	Australia
Panavision Asia Pacific Pty. Limited	Australia
John Barry Group Pty. Limited	Australia
Panavision Lighting Asia Pacific Pty. Limited	Australia
Panavision Asia Pte. Limited	Singapore
Panavision Luxembourg Sarl	Luxembourg
Panavision Canada Holdings Inc.	Canada
Panavision (Canada) Corporation	Canada